EXHIBIT 5.02

                   [Letterhead of Commonwealth Telephone
                            Enterprises, Inc.]



                                                        September 22, 1998



Commonwealth Telephone Enterprises, Inc.
105 Carnegie Center
Princeton, NJ 08540



               I am Senior Vice President and Assistant General Counsel of Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the "Company"), and as such I have acted as Pennsylvania counsel to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of common stock ("Common Stock"), preferred stock ("Preferred Stock") and subscription rights ("Rights") to purchase Common Stock, which may be issued by the Company from time to time.

               I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purposes of this opinion.

               On the basis of the foregoing, and assuming the Company has duly authorized the Common Stock, the Preferred Stock and the Rights, I am of the opinion that:

               1. The Common Stock and the Preferred Stock will, when issued by the Company (in the case of the Common Stock, pursuant to exercise of Rights or otherwise), be validly issued, fully paid and non-assessable.

               2. The Rights will, when issued by the Company, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and equitable principles of general applicability.

               I am a member of the bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                          Very truly yours

                                          /s/ John Filipowicz
                                          -------------------------
                                              John Filipowicz. Esq.